Exhibit 10.12
February 2, 2024

Scott Goldenberg
The TJX Companies, Inc.
770 Cochituate Road
Framingham, MA 01701

Re: Letter Agreement

Dear Mr. Goldenberg,

Reference is made to the employment agreement between you and The TJX Companies, Inc. (“TJX” or “Company”) dated February 2, 2018, as amended (the “Employment Agreement”). Subject to earlier termination as provided therein, your employment with TJX under the Employment Agreement will continue until February 3, 2024. By entering into this letter agreement with TJX (the “Letter Agreement”), you agree to extend your employment with TJX under the terms and conditions of the Employment Agreement, effective as of the date hereof, with the following modifications.

You agree that for purposes of Section 1 of the Employment Agreement, the “End Date” shall be extended until April 25, 2025. You further agree that, unless otherwise determined by TJX, you shall cease to serve as an executive officer of TJX as of February 3, 2024 (the last day of FY24) and that, subsequent to such date, your employment will continue under the Employment Agreement as an Executive Advisor to the Company. You further agree that such extension of employment and change in position shall, for purposes of Section 5(b) of the Employment Agreement, constitute a mutual agreement by you and TJX to continue your employment beyond February 3, 2024.

For purposes of Section 3(a) of the Employment Agreement, effective as of February 4, 2024, your base salary shall be $750,000 per year or such other rate as the Committee (as defined in the Employment Agreement) may determine in its sole discretion after Committee review, including in connection with any mutually agreed adjustments to your employment schedule. For the avoidance of doubt, during the Employment Period you will continue to be (i) eligible to participate in MIP and LRPIP, (ii) eligible for awards under the Stock Incentive Plan, and (iii) eligible to participate in the ESP and receive other fringe benefits, in each case at a level commensurate with your position and responsibilities as determined by the Committee and subject to terms established by the Committee in its sole discretion, including in connection with any mutually agreed adjustments to your employment schedule. You understand that your outstanding award opportunities under LRPIP for the FY23-25 and FY24-26 cycles will be adjusted downward as of February 4, 2024 based on your FY25-27 LRPIP target level established by the Committee.

Finally, for purposes of Section 5(b) of the Employment Agreement, you agree that, unless earlier terminated or except as otherwise mutually agreed by you and TJX prior to the End Date, your employment will terminate on the End Date, and you will be entitled only to those benefits under Section 6(a) (“Voluntary Termination of Employment”) of the Employment Agreement.

Except as otherwise amended by this Letter Agreement, the Employment Agreement shall continue in full force and effect. You acknowledge and agree that your employment with TJX under the Employment Agreement shall continue from and after the date hereof in accordance with the terms of the Employment Agreement, as amended by this Letter Agreement.

If you agree with the foregoing, please so indicate by signing the enclosed copy of this Letter Agreement in the space indicated below and returning it to the Company, whereupon this Letter Agreement will take effect as of the date hereof. This Letter Agreement shall constitute an agreement under seal.

[Signature Page Follows]

THE TJX COMPANIES, INC.

By: /s/ Ernie Herrman
Name: Ernie Herrman
Title: Chief Executive Officer and President

EXECUTIVE:
/s/ Scott Goldenberg 2/2/2024
Name: Scott Goldenberg

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